Exhibit 4.3

SINO-GLOBAL SHIPPING AMERICA, LTD.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: 2015-[ ]	Number of Warrants: [ ]

Date of Issuance: _________, 2015 (“Issuance Date”)

Expiration Date: __________, 2020 (“Expiration Date”)

Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, [ ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof (the “Exercisability Date”), but not after 5:30 p.m., New York Time, on the Expiration Date (the “Warrant Period”), ________ (______) fully paid and nonassessable shares (the “Warrant Shares”) of Common Stock (as defined below). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.

1.     EXERCISE OF WARRANT.

(a)  Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(d)), this Warrant may be exercised by the Holder on any day on or after the Exercisability Date through but not after 5:30 PM, New York Time on the Expiration Date, in whole or in part (but not as to fractional shares), by (i) delivery of a properly completed and duly executed written notice to Computershare Inc., a Delaware corporation and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Warrant Agent”), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, and (ii) if both (A) the Holder is not electing (or is not eligible for) a Cashless Exercise pursuant to Section 1(c) of this Warrant and (B) a registration statement registering the issuance and resale of the Warrant Shares under the Securities Act of 1933, as amended (the “Securities Act”), is effective and available for the issuance and resale of the Warrant Shares, or an exemption from registration under the Securities Act is available for the issuance and resale of the Warrant Shares, payment to the Warrant Agent of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder, provided that in the event of an exercise of this Warrant for all Warrant Shares then issuable hereunder, this Warrant must be surrendered to the Warrant Agent by the second (2nd) Trading Day following the date on which the Warrant Agent has received each of the following (the “Exercise Delivery Items”) (i) the Exercise Notice, (ii) if this Warrant is being exercised pursuant to a Cash Exercise, the Aggregate Exercise Price, and (iii) in the case the Holder elects to have the Warrant Shares issued in uncertificated form in street name (CEDE & Co.), written notice of such election (an “Uncertificated Request”) on the Exercise Notice. On or before the third (3rd) Trading Day following the date on which the Warrant Agent has received each of the following Exercise Delivery Items, as applicable (i) the Exercise Notice duly completed and executed by the Holder, (ii) in the case of a Cash Exercise, the Aggregate Exercise Price, and (iii) in the case the Holder desires to have the Warrant Shares issued on an uncertificated basis in street name (CEDE & Co.), an Uncertificated Request (the “Share Delivery Date”), the Warrant Agent shall credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s designated brokerage firm’s (or such brokerage firm’s clearing firm if such brokerage firm is not a clearing broker or does not have an account at DTC), balance account with The Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system provided the Holder causes its prime broker or their clearing agent to initiate a DWAC DEPOSIT for the number of Common Shares, or if the Transfer Agent is not participating in the Fast Automated Securities Transfer Program (the “FAST Program”) or if the certificates are required to bear a legend regarding restriction on transferability, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Items and surrender of this Warrant, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s designated brokerage firm’s (or such brokerage firm’s clearing firm if such brokerage firm is not a clearing broker or does not have an account at DTC) balance account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Warrant Agent shall as soon as practicable and in no event later than three (3) Trading Days after any proper exercise of this Warrant in accordance with this Section 1(a) and at the Company’s own expense, issue a new Warrant (in accordance with Section 7(e)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable based on the income of the Holder or in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

In addition to any other rights available to the Holder, if the Company fails to cause the Warrant Agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares or to credit the Holder’s brokerage firm’s (or such brokerage firm’s clearing firm if such Holder’s brokerage firm is not a clearing broker or does not have an account at DTC) balance account with DTC for such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise pursuant to an exercise on or before the Share Delivery Date, and if after such date the Holder purchases (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares or credit such Holder’s brokerage firm’s (or such brokerage firm’s clearing firm if such Holder’s brokerage firm is not a clearing broker or does not have an account at DTC) balance account with DTC) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares or credit such Holder’s designated brokerage firm’s (or such brokerage firm’s designees) balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Weighted Average Price of a share of Common Stock on the date of exercise.

(b)  Exercise Price. For purposes of this Warrant, “Exercise Price” means $____ per share of Common Stock, subject to adjustment as provided herein.

(c)  Cashless Exercise. Notwithstanding anything contained herein to the contrary, if a registration statement registering the issuance and resale of the Warrant Shares under the Securities Act is not effective or available for the issuance and resale of the Warrant Shares or an exemption from registration under the Securities Act is not available for the issuance of the Warrant Shares, the Holder may, but only under such circumstances, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Warrant Agent upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the Weighted Average Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

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(d)     Limitations on Exercises. (1) The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Holder (together with such Holder’s affiliates and any other Persons acting as a group together) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being acknowledged that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and the Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (1) the Company’s most recently filed: Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, where such request indicates that it is being made pursuant to this Warrant, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Warrants.

(e)  No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

2.	ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows (which adjustment shall be calculated by the Company):

(a)  Adjustment upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)  Other Events. If any event occurs of the type contemplated by the provisions of Section 2(a) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other equity rights, pro rata to all or the record holders of any class of the Company’s Common Stock), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided, that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2.

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3.     RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a)  any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Weighted Average Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Weighted Average Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(b)   the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a); provided, that in the event that the Distribution is of shares of Common Stock or common stock of a company whose common shares are traded on a national securities exchange or a national automated quotation system (“Other Shares of Common Stock”), then the Holder may elect to receive a warrant to purchase Other Shares of Common Stock in lieu of an increase in the number of Warrant Shares, the terms of which shall be identical to those of this Warrant, except that such warrant shall be exercisable for the number of shares of Other Shares of Common Stock that would have been payable to the Holder pursuant to the Distribution had the Holder exercised this Warrant immediately prior to such record date and with an aggregate exercise price equal to the product of the amount by which the exercise price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the immediately preceding paragraph (a) and the number of Warrant Shares calculated in accordance with the first part of this paragraph (b).

4.	PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)  Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time prior to the Expiration Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)  Fundamental Transactions. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property purchasable upon the exercise of the Warrant prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon exercise of this Warrant within 90 days after the consummation of the Fundamental Transaction but, in any event, prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) purchasable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Warrant been exercised immediately prior to such Fundamental Transaction.

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5. RESERVATION OF WARRANT SHARES; PIGGYBACK REGISTRATION RIGHTS. (a) The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of shares of Common Stock which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions in Section 2). Such reservation shall comply with the provisions of Section 1. The Company covenants that all shares of Common Stock so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such actions as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

(b)	If, at any time after the Initial Exercise Date until this Warrant is no longer outstanding, the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act), or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans, the Company shall send to the Holder a written notice of determination and if, within 15 calendar days after the date of such notice, the Holder shall so request in writing, the Company shall include in such registration statement all or any part of the Warrant Shares that the Holder requests to be registered; provided, however, that the Company shall not be required to register any Warrant Shares pursuant to this Section 5(b) that are eligible for resale pursuant to Rule 144 under the Securities Act. The Holder shall provide the Company with such information as shall be required to effect such registration as a selling shareholder. He Holder shall, at the Company’s request, waive its piggyback rights so long as the Holder’s right to cashless exercise remains unencumbered.

6.	WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

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7.	REGISTRATION AND REISSUANCE OF WARRANTS.

a.   Registration of Warrant. The Company, its Transfer Agent, and/or Warrant Agent shall register this Warrant, upon the records to be maintained by the Company, its Transfer Agent, and/or Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company, its Transfer Agent, and/or Warrant Agent shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register.

b.     Transfer of Warrant. Pursuant to FINRA Rule 5110(g), neither this Warrant nor any Warrant Shares issued upon exercise of this Warrant shall be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which this Warrant is being issued, except the transfer of any security pursuant to FINRA Rule 5110(g)(2). This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Warrant Agent, as directed by the Company, together with all applicable transfer taxes, whereupon the Company will, or will cause its Warrant Agent to, forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The acceptance of the new Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the new Warrant that the Holder has in respect of this Warrant.

c.     Lost, Stolen or Mutilated Warrant. If any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for, and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants (in accordance with Section 7(e)), but only upon receipt of evidence reasonably satisfactory to the Warrant Agent of the loss, theft or destruction of such Warrant Certificate and an affidavit and the posting of an open penalty surety bond satisfactory to the Warrant Agent and holding the Warrant Agent and Company harmless, absent notice to Warrant Agent that such certificates have been acquired by a bona fide purchaser. Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.

(d) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the office of the Warrant Agent designated for such purpose, as directed by the Company, together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 7(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company, its Transfer Agent, and/or Warrant Agent, as directed by the Company, shall not be required to issue Warrants for fractional shares of Common Stock hereunder. Such exchange is subject to applicable law and the reasonable requirements of the Warrant Agent which requirements shall include reasonable evidence of authority, including a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other reasonable evidence of authority that may be required by the Warrant Agent.

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(e) Issuance of New Warrants. Whenever the Warrant Agent, as directed by the Company, is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(b) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date and (iv) have the same rights and conditions as this Warrant.

8.     NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the information set forth in the Warrant Register. The Company shall give written notice to the Holder (i) reasonably promptly following any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case, such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9.     NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

10.  AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

11.  LIMITATION OF LIABILITY. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

12.  GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

13.  CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

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14.  DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email or facsimile within two (2) Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five (5) Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Trading Days submit via email or facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Holder was incorrect, in which case the expenses of the investment bank and accountant will be borne by the Holder.

15.  REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach. Notwithstanding the foregoing or anything else herein to the contrary, if the Company is for any reason unable to issue and deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant.

16.  CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

a.              “Bloomberg” means Bloomberg Financial Markets.

b.   “Common Stock” means (i) the Company’s shares of Common Stock, no par value, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

c.   “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

d.  “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE Amex LLC, The NASDAQ Stock Market, or the OTCQB or OTCQX.

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e.  “Fundamental Transaction” means that (i) the Company or any of its direct and/or indirect subsidiaries that generate material revenues or hold material assets necessary for the Company to operate its business, shall directly or indirectly (1) consolidate or merge with or into any other entity other than a direct and/or indirect subsidiary of the Company, or (2) sell, lease, license, other than for purposes of granting a security interest assign, transfer, convey or otherwise dispose of all or substantially all of the Company’s and its subsidiaries collective properties or assets to any other person or entity, other than a direct and/or indirect subsidiary of the Company, (3) a non-affiliated third party purchases and/or acquires through a tender or exchange offer 50% or more of the outstanding shares of the Company’s voting stock and/or (4) consummates a stock acquisition or other business combination with any other entity whereby such entity acquires more than 50% of the outstanding shares of the Company’s voting stock and a majority of the Company’s Board of Directors at the time of such transaction are no longer directors of the Company or its Successor Entity following such acquisition and/or business combination; provided, however, that notwithstanding anything to the contrary provided herein or elsewhere this clause (i) shall not apply to (1) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities on an Eligible Market and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (2) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by the Company’s issued and outstanding voting stock and a majority of the Company’s Board of Directors at the time of such acquisition are no longer directors of the Company following such acquisition; provided , however , that this clause (ii) shall not apply with respect to any person or group (and/or any affiliate of any such persons) who (1) is the beneficial owner, directly or indirectly, of at least 50% of the aggregate voting power represented by the Company’s issued and outstanding voting stock as of the Initial Issuance Date, or (2) who receives securities from the Company in connection with or to finance acquisitions by us of any business and/or assets of a third party, or (3) purchased the Company’s securities, provided that the Company remains publicly traded on an Eligible Market.

f.   “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

g.   “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

h.  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

i.    “Principal Market” means The NASDAQ Capital Market.

j.    “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

k.“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

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l.      “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink OTC Markets Inc. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 14 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:

SEAL:

Chairman

Attest:

By:

Secretary

EXHIBIT A

EXERCISE

NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE

THIS WARRANT TO PURCHASE COMMON STOCK

SINO-GLOBAL SHIPPING AMERICA, LTD.

The undersigned holder hereby exercises the right to purchase of the shares of Common Stock (“Warrant Shares”) of Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.  Exercise Price. The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise under Section 1(a).

☐	Cashless Exercise under Section 1(c).

2.  Cash Exercise. If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $ to the Company in accordance with the terms of the Warrant.

3.  Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.

/___/ If Holder wishes DWAC delivery of Warrant Shares, please provide DWAC instructions:

DTC #___________________

Account #_________________

4.  Representations and Warranties. By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 1(d) of this Warrant to which this notice relates.

DATED: _______________________

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

Registered Holder

Address: